Jointown

Purchase Contract

Contract No.:
Unit name: Shandong Hua Wei Pharmaceutical Co., Ltd.
Unit No.:

Pharmaceutical Jointown     Delivering Health

Products Purchase and Sales Contract

The Seller: Shandong Jointown Pharmaceutical Co., Ltd. (hereinafter referred to as Party A)
The Purchaser: Shandong Hua Wei Pharmaceutical Co., Ltd. (hereinafter referred to as Party B)

In order to fully cooperate to develop the business (all commodities within Party A’s business scope, including drugs, medicinal materials, medicine raw materials, medical equipment, family planning products, health care products, food, cosmetics and daily necessities), according to the stipulations of the relevant laws, regulations and rules like the Contract Law of the People's Republic of China and the Pharmaceutical Administration Law of the People's Republic of China, Party A and Party B have entered the Contract through fully negotiation based on the principles of equity, integrity and creditability, which shall be observed by both parties jointly.

Article 1 Materials of both parties’ right as principal
1.1 Party A and Party B shall provide real and legal copies of certificates to the other party according to the relevant state regulations, including the Drug Supply Certificate, Food Hygiene License, License for Medical Device, Business License, GSP Certificate, Company Code Certificate, the filing materials for issuing VAT invoice, identification paper of the legal representative, the letter of authorization of the purchaser and copies of ID card (with official seal).
1.2 If Party B changes the above materials, it shall notify Party A in written timely and re-provide the relevant certificates or the identification paper of the legal representative and the letter of authorization after changing to Party A. If Party B fails to timely re-provide the certificates and the relevant materials after changing to Party A and causes the economic loss to Party A, Party B shall assume all compensation responsibilities.

Article 2 Contract term
2.1 The Contract shall take effect after being signed or sealed by both parties and it is valid till Dec.31, 2011. If any party needs to continue the cooperation, it shall put forward to the other party within 30 days before the expiration of the Contract and both parties sign the sales contract of the next year.

Article 3 Goods receiving contract
3.1 Party B authorizes Gao Ridong, Li Xiaojuan and Wang Zongmin as the sales representatives, with the ID number of 370721197207090775,                     (the copies of ID card shall be attached), and their authorities include products purchase and sales, goods acceptance, invoice collection and settlement and reconciliation. The goods receiving confirmation signed by the sales representatives shall be the valid certificate for Party A’s settlement to Party B. If Party B changes or increases sales representative, it shall issue the letter of authorization to Party A additionally.
3.2 Delivery and acceptance method and fare assuming
3.2.1 The following three transportation methods can be selected and both parties agree to adopt the method of           :

A: Party A delivers goods to Party B’s warehouse (Party B shall have the conditions of receiving goods and storing) and the fare shall be assumed by Party A. Address of Party B: the Pharmaceutical Logistics Park, Zhuangjian Road, Weifang City; the receiver is Wang Zongmin; and the invoice signer is Tan Jing. After Party A delivering goods to the address designated by Party B, Party B shall timely assign person to accept and store to warehouse with Party A’s distributors according to the Sales (Warehousing) Check List of Party A, and Party B’s acceptance (goods receiving) person shall sign in the Sales Receipt (goods delivery receipt) to confirm the goods receiving. Party B shall accept on the spot. If the situations like inconsistent product name, retailing goods shortage, inconsistent quantity or product packaging damage are found, it shall be confirmed by the distributors of Party A. The signing of Party B means the acceptance is qualified.
B: If Party A entrusts the third party logistics company to deliver goods, the fare shall be assumed by Party A. After delivering goods, Party B shall timely assign person to accept and store to warehouse with the delivery person according to the Sales (Warehousing) Check List of Party A, and Party B’s acceptance (goods receiving) person shall sign in the shipping note to confirm the goods receiving. If Party B finds inconsistent product name, retailing goods shortage, inconsistent quantity or product packaging damage when accepting, it shall handle the written procedure of products shortage with the forwarding firm and require the forwarding firm to compensate firstly. For goods shortage found after Party B signing in the shipping note, Party A shall not assume.
C: Party B picks up goods from Party A’s warehouse by itself and the fare shall be assumed by Party B.
3.2.2 After Party A delivering goods to the receiving address designated by Party B (If Party B changes the goods receiving address and the receiver, it shall notify Party A in written timely; otherwise, all Party A’s loss caused shall be assumed by Party B), if Party B fails to assign person to accept, all losses caused by inconsistent product name with the Sales (Warehousing) Check List, shortage, damage, packaging extrusion deformation and other reasons put forward by Party B after then shall be assume by Party B.
3.3 Supply price: The price of the products sold by Party A to Party B shall be adjusted according to the market price. The specific price of the products purchased by Party B in batches shall be subject to the price confirmed in the Sales (Warehousing) Check List issued by Party A in batches.
3.4	Settlement method and term:
3.4.1 Party B shall take Party A as the main purchase channel. Both parties agree that Party B shall purchase the products with the amount more than RMB 26 million in the current year, and the average monthly purchase amount shall not be less than RMB 2.2 million. If Party B fails to meet the agreed average monthly purchase amount for two months continuously (excluding February), Party A has the right to terminate the agreement or reduce Party B’s credit to re-sign the agreement, and collect all payment owed. If Party B fails to pay the money owed, it shall pay liquidated damage to Party A according to 5/10,000 of the total owed money per day.
3.4.2 Party A permits a certain credit sales limit to Party B based on the above agreed amount, however, the accumulated credit sales limit shall not exceed RMB 1.8 million. Party B shall pay the money owed a. after receiving goods; b. by the acceptance bill on every 15th and 30th day.
If Party B pays by the acceptance bill, the loss of Party A caused by the relevant rights of Party A aroused during the process exchanging the acceptance bill to the cash bill right is damaged shall be compensated by Party B. The compensation responsibilities of Party B include but not limit to Party B’s infringement compensation responsibility to Party A and the third party’s infringement joint compensation responsibility to Party A.

Since Party A will clear the receivables from Dec.25, 2011 to Dec.31, 2011, Party A shall not offer any loan and the spot cash shall be adopted. Party B shall pay all payments owed by the acceptance bill or telegraphic transfer on Dec.25, 2011.
If Party B’s accumulated money owed is up to the above limit or Party B fails to pay the money according to the above agreement, Party A has the right to stop supplying, or decrease or cancel the specified credit sales limit, and charge liquidated damage from Party B according to 5/10,000 of the total owed money per day; however, the total liquidated damage charged shall not exceed the total owed money. All losses of Party A caused shall be assumed by Party B independently.
3.4.3 Within the year of the agreement, Party B shall purchase Party A’s general agent and Jingfeng products with the amount more than RMB                from Party A; and it can enjoy the above credit policies provided by Party A if the task completion rate of secondary distribution agreement is up to          %.The specific categories shall be subject to the product list provided by Party A.
3.4.4 Agreed by Sun Wenjie (with the ID number of                                    ), Party B’s legal representative or the company principal, it is willing to assume the joint payment liability for the payments owed by Party B to Party A.
3.5	Quality and return
3.5.1 Party B shall store the products according to the storage standard of the relevant products. The product quality change caused by improper storage condition of Party B shall be assumed by itself.
3.5.2 Party A shall assume the quality responsibility of the products provided. The quality problem of the products shall be performed according to the quality guarantee agreement signed by both parties (be subject to the report of the legal quality control department). Meanwhile, Party B shall notify the product quality problem to the quality control department of Party A before the drug administration department issuing the punishment decision; if Party B pays the fine without notifying Party A in advance, the responsibility shall be assumed by Party B itself.
3.5.3 In accordance with the stipulations of Party A’s goods return notice, Party B can return partial goods within 30 days under the sound former packaging since the date receiving Party A’s products; however, the total goods return amount shall not exceed 5% of the purchased products amount of the batch. (Expensive drugs with the unit price higher than RMB 30, products shall be kept and stored specially (i.e. frozen biological agent), products ordered by the customer or purchased by the company specially, category II psychotropic drugs and seasonable products cannot be returned). If the product shall be stopped selling due to the state policy, it shall be performed according to the state policy. All expenses caused by goods returning without quality problem shall be assumed by Party B independently.
3.6 Exceptions
If Party A’s sales representative promises to Party B beyond the scope of authority and causes loss to Party B, Party A shall not assume.
3.7 Liability for breach of contract
Party A and Party B shall perform the Contract truthfully, objectively and completely. If any party fails to perform the obligations according to the agreement of the Contract, it is deemed as the breach of contract, and the default party shall compensate for the loss of the observant party aroused.

Article 4 Confidentiality
4.1 Party A and Party B acknowledge and agree the contents of the Contract and its attachment. The commercial information and statements provided within the contract term belong to business secret, any party shall not disclose to the third party in any manner without written permission of the other party. The period of confidentiality is three years from signing the Contract. The default party shall assume the corresponding legal responsibility.

Article 5 Force majeure
5.1 If any party cannot perform the Contract due to the force majeure, it shall timely report the reasons for the contract cannot be performed or cannot be performed completely to the other party in written and provide the evidence within 15 days. The Contract shall be extended to perform or not be performed after being confirmed by the other party in written, and partial or all liabilities for breach of contract may be exempted according to the specific situation.

Article 6 Dispute solution
6.1 The signing place of the Contract is Licheng Business Hotel, No.142 Huanyuan Road, Licheng District of Jinan City. Any dispute aroused due to the agreement or related to the agreement shall be solved by both parties though negotiation; if the negotiation fails, it shall be governed by the People’s Court of the signing place.
6.2 During the contract performance, if Party B fails to pay the owed money and compensate the loss according to the regulation of the agreement or the debit note, Party A has the right to transfer all creditor’s rights enjoyed by Party A and the relevant rights to Jointown Pharmaceutical Group Co., Ltd. at any time. The specific transferred amount shall be subject to the creditor’s right transfer notice issued by Party A to Party B.
6.3 If the dispute is aroused during Party B performing the clearing obligation to the transferee, Jointown Pharmaceutical Group Co., Ltd. and it cannot be solved through negotiation, Party A and Party B agree to submit it to the local People’s Court of Jointown Pharmaceutical Group Co., Ltd. for solution.

Article 7 Taking effect and others
7.1 The Contract shall take effect after being signed or sealed by the legal representatives and entrusted agents of Party A and Party B.
7.2 Matters unmentioned here shall be signed the supplementary agreement by both parties through negotiation as the attachment of the Contract.
7.3 The Contract has two copies, with both parties holding one respectively, covering equal legal effect.

Party A (Seal): Shandong Jointown Pharmaceutical Co., Ltd.	Party B (Seal): Shandong Hua Wei Pharmaceutical Co., Ltd.
Entrusted agent: Wang Fei	Entrusted agent: Gao Ridong.
Signature of Party B’s legal representative or the principal: Sun Wenjie
Signing time: Jan. 2011

Attachment 1:

Letter of Authorization of the Legal Person
To              Jointown Pharmaceutical Co., Ltd,

I, the legal representative of                                                                               company, hereby appoint                          (Sex:        ; ID No.:                         ; Position:                         ) as the sales representative of our company, to handle the relevant matters with your company in the products purchase and sales.

Authority:

The valid period of the Letter of Authorization is from                             to                             .

Authorizing unit:
Legal representative:

Date:

Paste the copy of ID card:

Attachment 2:

Letter of Authorization of the Receiver

Authorizing unit:
Trustee:
Wang Zongmin (Sex: Male; ID No.: 370724197112072135)
                          (Sex:          ; ID No.:                                     )
                          (Sex:          ; ID No.:                                     )
                          (Sex:          ; ID No.:                                     )
                          (Sex:          ; ID No.:                                     )
                          (Sex:          ; ID No.:                                     )

We hereby entrust the above person to handle the goods acceptance work with                 Jointown Pharmaceutical Co., Ltd. on behalf of our unit, and be responsible for signing in the certificate of receipt of                 Jointown Pharmaceutical Co., Ltd. The certificate by fax has equal legal effect with the original copy.

The valid period of the Letter of Authorization is from                            to                            .

Authorizing unit:
Legal representative:

Date:

Paste the copy of ID card of the trustee:

Attachment 3:

Filing of seals

Official seal: Shandong Hua Wei Pharmaceutical Co., Ltd.	Financial seal: Financial Seal of Shandong Hua Wei Pharmaceutical Co., Ltd.	Seal of legal person: Sun Wenjie	Contract seal: Contract Seal of Shandong Hua Wei Pharmaceutical Co., Ltd. 3700001800333

Business seal:	Invoice seal: Invoice Seal of Shandong Hua Wei Pharmaceutical Co., Ltd. 37070570620223	Acceptance and warehousing seal:	Warehouse seal: